Exhibit 99.1

CKX Lands, Inc.

Physical Address

2417 Shell Beach Drive

Lake Charles, Louisiana 70601

Mailing Address

PO Box 1864

Lake Charles, LA 70602

(337) 493-2399

www.ckxlands.com

Contact: William G. Stream

President and Treasurer

(337) 493-2399

CKX LANDS ANNOUNCES APPOINTMENT OF SCOTT STEPP AS CHIEF FINANCIAL OFFICER

LAKE CHARLES, LA. (May 9, 2022) — CKX Lands, Inc. (NYSE American: CKX) (“CKX” or the “Company”), announced that Scott Stepp has been appointed Chief Financial Officer, a new position within the Company, effective today. Concurrent with Mr. Stepp’s appointment, Gray Stream will relinquish the role of Treasurer. Mr. Stream will continue as Chairman and President of CKX. Mr. Stepp commented, “I am humbled by the opportunity to serve alongside Gray and the rest of the CKX team. CKX has a rich history, and I look forward to being a resource for the Board and CKX shareholders going forward.”

CKX President Gray Stream noted, “I am pleased to welcome Scott to the CKX management team. He brings a wealth of knowledge and experience that will be valuable to CKX and its shareholders.”

Scott Stepp has over 20 years of investment banking, as well as public and private investment experience, most recently as the Chief Investment Officer of Matilda Stream Management, Inc., a single family office based in Lake Charles, LA where he has worked for the past 8 years. Previously, Mr. Stepp held executive positions at investment banks and broker dealers, where he focused primarily on credit and special situations equity investments and research. Mr. Stepp holds a BA degree from Georgetown University.